Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2021, with respect to the consolidated financial statements of Uwharrie Capital Corp and Subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, included in the Annual Report on Form 10-K for Uwharrie Capital Corp and Subsidiaries for the year ended December 31, 2020.

/s/ Dixon Hughes Goodman LLP

Asheville, North Carolina

December 23, 2021